Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A SENIOR PREFERRED STOCK
OF
FTAI INFRASTRUCTURE INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE

ON [●], 2022

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), FTAI Infrastructure Inc., a corporation duly organized and validly existing under the DGCL (the “Issuer” or the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 300,000 shares of preferred stock, par value $0.01 per share, of the Issuer (“Preferred Stock”) in one or more series; and expressly authorizes the Board of Directors of the Issuer (the “Board of Directors”), subject to limitations prescribed by law, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designations;

WHEREAS, on [●], 2022, the Board of Directors approved and adopted the following certificate of designations (this “Certificate of Designations” or this “Certificate”) for purposes of issuing shares of Preferred Stock, with a par value of $0.01 per share, designated as a series known as “Series A Senior Preferred Stock”, with each such share having the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions, as set forth in this Certificate of Designations; and

WHEREAS, certain capitalized terms used in this Certificate of Designations shall have the meanings ascribed to such terms in Section 14 hereof.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby provides out of the unissued shares of the Preferred Stock a series of Preferred Stock designated as “Series A Senior Preferred Stock” and authorizes for issuance 300,000 shares of the Series A Preferred Stock (as defined below), and hereby fixes the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock, as follows:

1.          Designation.

(a)          Series A Preferred Stock. A total of 300,000 shares of Preferred Stock, with a par value of $0.01 per share, shall be designated as a series known as “Series A Senior Preferred Stock”, with each such share having an initial Stated Value of $1,000 per share (the “Series A Preferred Stock”), which Series A Preferred Stock will have the respective designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions set forth in this Certificate of Designations.

2.          Ranking; Liquidation. With respect to (a) payment of dividends, (b) distribution of assets and (c) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series A Preferred Stock shall rank senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of the Company, and junior to any existing or future secured or unsecured Indebtedness and other liabilities (including trade payables) of the Company.

3.          Voting.

(a)          Generally. The Holders have no voting rights with respect to the Series A Preferred Stock except as set forth in this Certificate of Designations (including without limitation, Section 7), the Certificate of Incorporation, the Bylaws or as otherwise required by law.

(b)          Voting Power. At the time of any vote or consent of any of the Holders under this Certificate of Designations, any other Related Agreement or as otherwise required by law, each Holder shall be entitled to one (1) vote for each share of Series A Preferred Stock held by such Holder, except as expressly set forth in Section 7.

(c)          Written Consent. A consent or affirmative vote of the Holders may be given or obtained either in writing without a meeting, or in person or by proxy at a regular annual meeting, or a special meeting of stockholders or holders of Series A Preferred Stock. The Holders shall be entitled to notice of all stockholder meetings or stockholder actions by written consent in accordance with the Certificate of Incorporation, the Bylaws, and the DGCL as if the Holders were holders of Common Stock.

4.          Dividends.

(a)          Generally. All Dividends, including Compounded Dividends, are prior to and in preference over any dividend on any Junior Stock and shall be declared and fully paid before any dividends are declared and paid, or any other distributions are made, on any Junior Stock. Except as set forth in Section 6, Dividends shall be payable to the Holders as they appear on the records of the Company on the record date for such Dividends, which, to the extent the Board of Directors determines to declare Dividends in respect of any Dividend Period, shall be the date that is 15 calendar days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date, to the extent so determined, shall be declared by the Board of Directors during each Dividend Period on the date that is at least 20 calendar days prior to the Dividend Payment Date and 5 calendar days prior to the record date.

(b)          Dividend Calculation. From and after the Initial Issue Date, preferential cumulative dividends (“Dividends”) shall accrue and accumulate on each share of Series A Preferred Stock outstanding on a daily basis in arrears at the applicable Dividend Rate then in effect whether or not declared and paid, and, if not declared and paid, shall accrue and be compounded as described below. Dividends with respect to each Dividend Period shall be the sum of the dividends calculated on a daily basis during such period. The daily dividend shall be calculated as the product of (i) the Stated Value of each share of the Series A Preferred Stock outstanding, and (ii) the applicable Dividend Rate specified in clause (c) below for each day elapsed during such Dividend Period divided by 360. Dividends will be due and payable monthly in arrears, at the election of the Company, in cash at any time when, as and if declared by the Board of Directors or a duly authorized committee hereof, out of the assets of the Company and its Subsidiaries on each Dividend Payment Date. To the extent any Dividends are not paid in cash, such Dividends shall be automatically compounded monthly on each Dividend Payment Date. On each Dividend Payment Date related to a Dividend Period for which the Company does not for any reason (including because payment of any Dividend is prohibited by law) timely pay in cash all Dividends that accumulated during such Dividend Period, any such accrued but unpaid Dividends shall (whether or not earned or declared) become part of the Stated Value of such share as of the applicable Dividend Payment Date (“Compounded Dividends”). The Company shall inform the Holders of the intention that Dividends for any such Dividend Period will be paid in cash on or prior to the fifth (5th) Business Day prior to the end of the applicable Dividend Period and if such notice is not provided then such Dividends shall not be deemed as timely paid such that the decrease of Dividend Rate as provided in the first proviso of Section 4(c) shall not apply.

(c)          Dividend Rate. The dividend rate (the “Dividend Rate”) for the Series A Preferred Stock shall be the greater of 12.00% per annum and the HY Premium Rate on the Initial Issue Date (the “Base Dividend Rate”); provided, that (i) prior to the first day following the second (2nd) anniversary of the Initial Issue Date, with respect to any Dividends that are timely paid in cash on an applicable Dividend Payment Date, the Dividend Rate for such Dividend Period shall be decreased by 2.00%, and (ii) commencing on the first day following the second (2nd) anniversary of the Initial Issue Date, with respect to any Dividends, if (A) such Dividends are timely paid in cash on an applicable Dividend Payment Date and (B) all Dividends (including those that become part of the Stated Value) accrued commencing on the first day following the second (2nd) anniversary of the Initial Issue Date have also been paid in full in cash as of the applicable Dividend Payment Date, the Dividend Rate for such Dividend Period shall be decreased by 2.00%; provided, further, that the Base Dividend Rate and Dividend Rate shall also be subject to increase in accordance with this Section 4.

(d)          Cash Dividend. Except to the extent prohibited by law, commencing on the first day following the second (2nd) anniversary of the Initial Issue Date, the Company shall cause all when, as and if declared Dividends to be paid in cash.

(e)          Increases to Dividend Rate.

(i)          The Base Dividend Rate shall be increased from the then-applicable Base Dividend Rate by 1.00% per annum on the fifth (5th) anniversary of the Initial Issue Date and on each one (1) year anniversary thereafter. For the avoidance of doubt and illustrative purposes, if the initial Base Dividend Rate is 12.00%, the Base Dividend Rate as of the fifth (5th) anniversary of the Initial Issue Date shall be 13.00% and as of the sixth (6th) anniversary of the Initial Issue Date shall be 14.00%, subject, in each case to any additional increases.

(ii)          The Dividend Rate shall also be increased following the second (2nd) anniversary of the Initial Issue Date by 2.00% per annum with respect to (A) any Dividend Period following (in whole or in part) the second (2nd) anniversary of the Initial Issue Date where the applicable Dividend was not paid in full in cash (whether or not earned or declared) on a Dividend Payment Date, and (B) each subsequent Dividend Period thereafter until all such prior Dividends (including those that become part of the Stated Value) not paid in full in cash are paid in full in cash. For the avoidance of doubt and illustrative purposes, if the Company fails to pay a Dividend in cash for the first month commencing on the fifth (5th) anniversary of the Initial Issue Date (and the initial Base Dividend Rate was 12.00%) then the Dividend Rate for such Dividend Period shall be 15.00% per annum and shall remain such rate until such Dividends are paid in full in cash or the Base Dividend Rate or the Dividend Rate is further increased, subject, in each case to any additional increases.

(iii)          The Dividend Rate shall also be increased at the time of an Event of Noncompliance, until the first Dividend Period commencing following such time as all Events of Noncompliance shall be cured, by 2.00% per annum; provided, that more than one concurrent Event of Noncompliance shall only give rise to a single increase of 2.00% to the Dividend Rate under this clause (iii). For the avoidance of doubt and illustrative purposes, if an Event of Noncompliance has occurred and is continuing at a time when the Dividend Rate was otherwise 13.00% per annum, then the Dividend Rate immediately after such Event of Noncompliance would become 15.00% per annum, subject to any additional increases or decreases as provided in this Section 4.

(f)          Junior Stock. Without limiting Section 8, if any Dividends are not paid in cash (whether or not earned or declared) for any reason (including because payment of any Dividend is prohibited by law) on a Dividend Payment Date following the second (2nd) anniversary of the Initial Issue Date, and until all accrued but unpaid Dividends (including those that become part of the Stated Value) are paid in full in cash, then:

(i)          no dividend, whether in cash or property, may be declared or paid or set apart for payment on any Junior Stock; and

(ii)          the Company shall not and shall cause its Subsidiaries not to, directly or indirectly, repurchase, redeem or otherwise acquire for consideration any shares of Junior Stock.

5.          Redemption.

(a)          Optional Redemption. At any time and from time to time, from and after the Initial Issue Date, to the extent not prohibited by law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, in cash at a redemption price per share of Series A Preferred Stock equal to the Optional Redemption Price on the terms and subject to the conditions set forth in this Section 5 (an “Optional Redemption”).

(b)          Optional Redemption Price. The total price for each share of Series A Preferred Stock redeemed pursuant to this Section 5 shall be an amount per share of Series A Preferred Stock equal to the greater of (such greater amount, the “Optional Redemption Price”) (A) the Liquidation Value of such share of Series A Preferred Stock and (B) the Base Preferred Return Amount with respect thereto, in each case, calculated as of the Optional Redemption Date.

(c)          Optional Redemption Mechanics.

(i)          Any election by the Company pursuant to this Section 5 shall be made by delivery to the Holders of written notice (the “Optional Redemption Notice”) of the Company’s election to redeem, at least 10 calendar days but no more than 60 calendar days prior to the elected redemption date (each such date, an “Optional Redemption Date”), which Optional Redemption Notice shall state:

(A)          that an Optional Redemption is being made and the number of shares of Series A Preferred Stock being redeemed; and

(B)          (1) the Optional Redemption Price, (2) the bank or trust company with which the aggregate Optional Redemption Price shall be deposited on or prior to the Optional Redemption Date, (3) the Optional Redemption Date (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Optional Redemption Date) and (4) the manner of and place designated for surrender (as set forth in Section 6(f)) of certificates (if the shares are certificated) representing shares of Series A Preferred Stock to be redeemed.

(ii)          Any Optional Redemption Notice may, at the Company’s discretion, be subject to one or more conditions precedent.

(iii)          Any Optional Redemption that is effected pursuant to this Section 5 shall be made on a pro rata basis among all Holders in proportion to the number of shares of Series A Preferred Stock held by such Holders. For the avoidance of doubt, shares of the Series A Preferred Stock are not redeemable at the Company’s election except pursuant to this Section 5.

(iv)          On or before any Optional Redemption Date, the Company shall deposit the amount of the applicable aggregate Optional Redemption Price with a bank, trust company or exchange agent having an office in New York City in trust for the benefit of such Holders. On the Optional Redemption Date but subject to Section 6(f), the Company shall cause to be paid in cash the applicable aggregate Optional Redemption Price for such shares of Series A Preferred Stock to such Holders at an account or accounts designated by such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, whether or not the certificates (if the shares are certificated) for such shares of Series A Preferred Stock have been surrendered for redemption and canceled, and Dividends with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate.

(v)          If any shares of Series A Preferred Stock are not redeemed on the Optional Redemption Date for any reason, until such shares are redeemed, all such unredeemed shares of Series A Preferred Stock shall remain outstanding and entitled to all of the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designations, including the right to accumulate and receive Dividends thereon as set forth in Section 4 until the date on which the Company redeems and pays in full the Optional Redemption Price for such Series A Preferred Stock.

6.          Mandatory Redemption Event.

(a)          Mandatory Redemption. At the time of the occurrence of (i) any Bankruptcy Event, (ii) any Change of Control Event, or (iii) any Debt Acceleration Event (together with any Bankruptcy Event and Change of Control Event, each a “Mandatory Redemption Event”), the Company shall, to the extent not prohibited by law, redeem all of the shares of Series A Preferred Stock (such redemption, a “Mandatory Redemption”) at the time of the occurrence of such Mandatory Redemption Event (the “Mandatory Redemption Time”), in cash (to be paid in accordance with Section 6(c)) at a price per share of Series A Preferred Stock equal to the Mandatory Redemption Price. If, at the Mandatory Redemption Time, the Company is prohibited by law from redeeming all shares of Series A Preferred Stock held by Holders, then the Company shall redeem such Series A Preferred Stock on a pro rata basis among Holders thereof to the fullest extent not so prohibited. Any shares of Series A Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designations, including the right to continue to accumulate and receive Dividends thereon as set forth in Section 4 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Company is not prohibited by law from redeeming such shares of Series A Preferred Stock, the Company shall immediately redeem such shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to the Mandatory Redemption Price as of the Mandatory Redemption Time in accordance with this Section 6 together with payment of an amount equal to the additional accumulated and unpaid Dividends following the Mandatory Redemption Time.

(b)          Mandatory Redemption Price. The total price for each share of Series A Preferred Stock redeemed pursuant to this Section 6 shall be an amount per share of Series A Preferred Stock equal to the greater of (such greater amount, the “Mandatory Redemption Price”) (A) the Liquidation Value of such share Series A Preferred Stock and (B) the Base Preferred Return Amount with respect thereto, in each case, calculated as of the Mandatory Redemption Time.

(c)          Mandatory Redemption Mechanics.

(i)          With respect to a Mandatory Redemption Event, the Company shall send a notice to each Holder (the “Mandatory Redemption Notice”) (A) with respect to a Mandatory Redemption Event that is a Change of Control Event, at least 15 Business Days prior to the anticipated date of closing of the Change of Control or (B) with respect to a Mandatory Redemption Event that is a Bankruptcy Event or a Debt Acceleration Event, promptly upon (but in no event later than 5 Business Days after) the occurrence of such Mandatory Redemption Event, which Mandatory Redemption Notice shall state:

(A)          that a Mandatory Redemption is being made and that all of such Holder’s shares of Series A Preferred Stock will be redeemed pursuant to this Section 6;

(B)          (1) the Mandatory Redemption Price, (2) the bank or trust company with which the aggregate Mandatory Redemption Price shall be deposited on or prior to the Mandatory Redemption Time, (3) the Mandatory Redemption Time (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Mandatory Redemption Time), and (4) the manner of and place designated for surrender (as set forth in Section 6(f)) of certificates (if the shares are certificated) representing shares of Series A Preferred Stock to be redeemed; and

(C)          a reasonably detailed description of the Mandatory Redemption Event, including the terms and conditions thereof.

(ii)          With respect to a Mandatory Redemption Event, the Company shall cause the aggregate Mandatory Redemption Price to be paid in accordance with this Section 6(c) prior to or concurrently with the effective date of such Mandatory Redemption Event, except with respect to a Mandatory Redemption Event that is a Bankruptcy Event or a Debt Acceleration Event, the Company shall cause the aggregate Mandatory Redemption Price to be paid promptly upon (but in no event later than 10 Business Days after) the occurrence of such Mandatory Redemption Event. In furtherance of the foregoing, the Company shall ensure that concurrently with and as a condition to the consummation of a Change of Control, the Mandatory Redemption shall be effected in full.

(iii)          On or before any Mandatory Redemption Time, the Company shall deposit the amount of the applicable aggregate Mandatory Redemption Price with a bank, trust company or exchange agent having an office in New York City irrevocably in trust for the benefit of such Holders. At the Mandatory Redemption Time, the Company shall immediately cause to be paid in cash the applicable Mandatory Redemption Price for such shares of Series A Preferred Stock to such Holders at an account or accounts designated by such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, whether or not the certificates (if the shares are certificated) for such shares of Series A Preferred Stock have been surrendered for redemption and canceled, and Dividends with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate.

(iv)          The Company shall comply, to the extent applicable, with the requirements of Section 14 of the Exchange Act and any other securities laws (or rules of any exchange on which any Series A Preferred Stock are then listed) in connection with a redemption under this Section 6. To the extent there is any conflict between the notice or other timing requirements of this Section 6 and the applicable requirements of Section 14 of the Exchange Act, Section 14 of the Exchange Act shall govern.

(d)          Company Efforts. The Company shall take such actions as are necessary to give effect to the provisions of this Section 6, including in the event the Company is prohibited by law from redeeming or is otherwise unable to redeem any shares of Series A Preferred Stock in connection with any Mandatory Redemption Event at the Mandatory Redemption Time, taking any action necessary or appropriate to the extent not prohibited by law to remove promptly any impediments to its ability to redeem such shares of Series A Preferred Stock required to be so redeemed, including (i) reducing the stated capital of the Company or revaluing the assets of the Company to their fair market values under Section 154 of the DGCL if such reduction or revaluation would create surplus sufficient to make all or any portion of such Mandatory Redemption payment, and (ii) generating legally available funds (whether by incurring indebtedness, issuing equity, selling assets, effecting a Deemed Liquidation Event or otherwise) sufficient to make all or any portion of such Mandatory Redemption payment. In the event of any Change of Control Event in which the Company is not the continuing or surviving corporation or entity, proper provision shall be made so that the ultimate parent of such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Company under this Certificate of Designations.

(e)          Redemption Preference. Any redemption under Section 5 or this Section 6 shall be in preference to and in priority over any dividend, distribution or redemption rights of any Junior Stock.

(f)          Surrender of Certificates. The Holder of each share of Series A Preferred Stock to be redeemed pursuant to Section 5 or this Section 6 shall surrender the certificates (if the shares are certificated) representing such shares of Series A Preferred Stock to the Company, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed share powers relating thereto), or, in the event the certificates are lost, stolen, missing, destroyed or mutilated, shall deliver an affidavit of loss, at the principal executive office of the Company or such other place as the Company may from time to time designate by notice to the Holders, and each surrendered certificate shall be canceled and retired; provided, that to the extent such certificates represent a greater number of share of Series A Preferred Stock than the shares of Series A Preferred Stock actually redeemed, such Holder shall, in addition to receiving the payment of the Optional Redemption Price or the Mandatory Redemption Price, as applicable, for each redeemed share of Series A Preferred Stock, receive a new share certificate for the shares of Series A Preferred Stock not so redeemed.

(g)          Unclaimed Funds. If the Holders of any shares of Series A Preferred Stock that have been redeemed pursuant to Section 5 or this Section 6 shall not within two (2) years (or any longer period required by law) after the applicable redemption date claim any amount so deposited in trust for the redemption of such shares, then such bank or trust company shall, if permitted by applicable law, pay over to the Company any such unclaimed amount so deposited with it and thereupon shall be relieved of all responsibility in respect thereof; and thereafter the Holders of such shares shall, subject to applicable unclaimed property laws, look only to the Company for payment of the Optional Redemption Price or the Mandatory Redemption Price, as applicable, for such shares, without interest.

7.          Rights Upon Event of Noncompliance.

(a)          Promptly after, and no later than 5 Business Days following the date of any Event of Noncompliance, the Company shall notify the Holders of such Event of Noncompliance.

(b)          If any Event of Noncompliance shall occur, then, on the Board Expansion Date, unless (x) such Event of Noncompliance has been cured prior to such date or (y) all shares of Series A Preferred Stock then outstanding are redeemed in full in accordance with Section 5 or Section 6 (including the payment provisions), as applicable, prior to such date, automatically without any further action of the Company or the stockholders of the Company, (A) the size of the Board of Directors shall be increased by a number sufficient to constitute a majority of the Board of Directors (which vacancies may only be filled by the Majority Holders) and (B) the Majority Holders shall have the right to designate and elect directors, by written consent of the Majority Holders or by a plurality of the votes cast in a meeting of the Holders, to serve as members of the Board of Directors constituting a majority of the Board of Directors until such director designees’ resignation, death, removal, or disqualification. The Company shall promptly take any and all actions required to implement this Section 7(b). The “Board Expansion Date” means the date of the Event of Noncompliance, except that the “Board Expansion Date” shall mean (i) the tenth (10th) day following such Event of Noncompliance, in the case of an Event of Noncompliance pursuant to clause (i) of such definition, (ii) the thirtieth (30th) day following such Event of Noncompliance, in the case of an Event of Noncompliance pursuant to any of clauses (d) (to the extent the immediately succeeding clause (iii) does not apply), (e) or (f) of such definition, and (iii) the ninetieth (90th) day following such Event of Noncompliance, in the case of an Event of Noncompliance pursuant to clause (d) of such definition but only if such Event of Noncompliance is solely the result of a resignation, death or disability of a director or the failure of an existing director to continue as an Independent Director (other than as a result of an action by the Company or any of its Subsidiaries). Any member of the Board of Directors designated and elected pursuant to this Section 7(b) shall be provided indemnification (including any rights to advancement) and exculpation by the Company in respect of such member’s service to the Company in any corporate status no less favorable than those provided to other members of the Board of Directors.

(c)          Notwithstanding anything in this Section 7 to the contrary, no director shall be appointed to the Board of Directors pursuant to this Certificate of Designations unless (A) such director is qualified to serve as a member of the Board of Directors under (x) the applicable terms of corporate governance policies and guidelines of the Company and the Board of Directors to the extent such terms are required by law, and (y) applicable legal, regulatory and stock exchange requirements, and (B) such appointment would not cause the composition of the Board of Directors to violate the independence requirements of the stock exchange on which the Company’s Common Stock is listed (if any). The Company shall cooperate reasonably with the Majority Holders to ensure that the requirements set forth in the foregoing provision do not limit the Majority Holders’ appointment right under this Section 7 (including, if required, by taking commercially reasonable efforts to cause then-existing directors to resign promptly upon written request from the Majority Holders) and to promptly provide the Majority Holders such information as may be reasonably requested in relation to such requirements.

(d)          Any director elected as provided in this Section 7 may be removed with or without cause by, and only by, the written consent or affirmative vote of the Majority Holders, and the Company shall take any and all actions as may be required and permitted under applicable federal and state laws, the Certificate of Incorporation and the Bylaws, in order to facilitate any such removal. If the Majority Holders fail to designate or elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7 or such a directorship is vacated, then any directorship not so filled (or otherwise vacated) shall remain vacant until such time as the Majority Holders designate or elect a person to fill such directorship, and no such directorship may be filled by the Board of Directors or the stockholders of the Company (other than the Majority Holders).

(e)          Following the redemption in full of all outstanding shares of Series A Preferred Stock, (i) the Holders shall take any and all actions as may be required and permitted under applicable federal and state laws, the Certificate of Incorporation and the Bylaws in order to cause any directors elected or appointed to the Board of Directors pursuant to this Section 7 to resign (and, for the avoidance of doubt, such directors shall resign without any further action by the Board of Directors or the Company’s stockholders (other than the Holders as required by this Section 7(e)) and (ii) the Company shall take any and all actions as may be required under applicable federal and state laws, the Certificate of Incorporation and the Bylaws in order to fix the size of the Board of Directors to its size immediately prior to such Event of Noncompliance.

(f)          Notwithstanding Section 3, from and after the time of an Event of Noncompliance, on each matter submitted to a vote of the stockholders of the Company other than the election of directors, the shares of Series A Preferred Stock shall vote with the Common Stock as a single class. In such case, each share of Series A Preferred Stock shall have a number of votes determined multiplying (i) the number of votes per share of Common Stock by (ii) the amount determined by dividing (x) the Liquidation Value by (y) the volume weighted average per share price of a share of Common Stock of the Company for the 30 consecutive trading days ending on the trading day immediately prior to the record date for the applicable vote of stockholders.

8.          Negative Covenants.

(a)          For so long as any shares of Series A Preferred Stock are outstanding, without the prior affirmative vote or written consent of the Majority Holders, the Company shall not (either directly or indirectly, including by merger, consolidation, operation of law or otherwise):

(i)          issue any new Equity Interests of the Company, or reclassify, alter or amend any existing Equity Interests of the Company into, or issue any Equity Interests or debt securities convertible into, Equity Interests of the Company, in each case, ranking pari passu with, or senior to, the Series A Preferred Stock with respect to payment of dividends, distribution of assets or any other liquidation, winding up, dissolution, dividend or redemption rights; provided, that with respect to any Junior Preferred Stock issued or issuable by the Company, no cash dividends may be paid or payable with respect to such Junior Preferred Stock for so long as any shares of Series A Preferred Stock are outstanding unless the Company obtains the affirmative vote or written consent of the Majority Holders;

(ii)          (x) permit or cause any Subsidiary to issue or suffer to exist any Equity Interests, or to issue, or to permit to be issued, any debt securities convertible into Equity Interests of any Subsidiary of the Company, in each case, other than Equity Interests or debt securities (A) held by or issued to a Wholly-Owned Subsidiary, (B) issued pursuant to a Permitted Investment or a Permitted Subsidiary Equity Issuance or (C) held by or issued to any Person prior to the Subscription Agreement Date; (y) form, acquire or permit or suffer to exist or cause any Subsidiary to form, acquire or permit or suffer to exist any Subsidiary other than a Wholly-Owned Subsidiary, other than, in each case, pursuant to a Permitted Investment or a Permitted Subsidiary Equity Issuance; or (z) classify, alter or amend any existing Equity Interests of any Subsidiary, other than Equity Interests held by Wholly-Owned Subsidiaries (both before and after giving effect to such classification, alteration or amendment) or as necessary to effect a Permitted Investment or a Permitted Subsidiary Equity Issuance or other immaterial or de minimis changes effected for administrative purposes;

(iii)          (x) enter into or suffer to exist, or cause or permit any Subsidiary to enter into or suffer to exist, any transaction with (I) the Manager Group, (II) any Affiliate or (III) any other Related Party of the Company or its Subsidiaries known by the Employee Directors or Executive Officers of the Company, at the time of entering into or suffering to exist such transaction, to be a Related Party (an “Affiliate Transaction”), on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those that would reasonably be expected to be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; or (y) other than with respect to any Permitted Affiliate Transaction, enter into or suffer to exist, or cause or permit any Subsidiary to enter into or suffer to exist, any Affiliate Transaction (or series of related Affiliate Transactions) (I) with an aggregate value (individually or in aggregate) in excess of $3,000,000 but not exceeding $8,000,000 without obtaining, (A) an unqualified fairness opinion in customary form from a nationally recognized adviser and furnishing such fairness opinion to the Holders prior to the consummation of such Affiliate Transaction(s) or (B) the prior approval by a majority of the disinterested Independent Directors prior to the consummation of such Affiliate Transactions(s) or (II) with an aggregate value (individually or in aggregate) in excess of $8,000,000 without obtaining (A) an unqualified fairness opinion in customary form from a nationally recognized adviser and furnishing such fairness opinion to the Holders prior to the consummation of such Affiliate Transaction(s) and (B) the prior approval by a majority of the disinterested Independent Directors prior to the consummation of such Affiliate Transactions(s); provided, that if the Company is unable to obtain a fairness opinion after commercially reasonable efforts (whether because the underlying transaction is not within the scope of transactions where such an opinion is customary or such an opinion would be commercially unreasonable to obtain other than because the transaction would not be found to be fair), then clause (y)(II)(A) shall not apply to such Affiliate Transaction(s) if (1) the Company provides written notice to the Holders describing why the Company is unable to obtain such opinion and, within ten (10) Business Days of such notice, the Majority Holders are unable to identify a nationally recognized adviser that is willing and able to accept an engagement by the Company to conduct a fairness analysis with respect thereto on commercially reasonable terms and within sixty (60) days after the effective date of such engagement and (2) the terms of such Affiliate Transaction are consistent in all material respects with comparable transactions between unaffiliated third parties;

(iv)          amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws in a manner that (1) is adverse to the Holders in any material respect, (2) directly or indirectly imposes any additional obligations or duties on the Holders, other than immaterial administrative obligations, (3) directly or indirectly reduces or eliminates any rights afforded to the Holders (including indemnification, exculpation, preemptive rights and information rights) or (4) is inconsistent with Section 7(e);

(v)          take any action that would cause the Company to cease to be treated as a domestic C corporation for U.S. federal income tax purposes;

(vi)          Incur, or cause or permit any Subsidiary to Incur, Indebtedness or Liens, in each case, except for Permitted Indebtedness and Permitted Liens; provided, that if the Company or any Subsidiary Incurs any Acquisition Indebtedness, (X) the aggregate principal amount of such Acquisition Indebtedness shall not exceed 65% of the total consideration paid by the Company and its Subsidiaries in connection with the applicable acquisition (including, in such total consideration, the assumption of any Indebtedness) and (Y) neither the Company nor any Subsidiary shall Incur any additional Indebtedness (other than Permitted Refinancing Indebtedness in respect of such Acquisition Indebtedness and Permitted Follow-On Indebtedness) to finance the acquisition, construction, improvement, expansion, installation, repair, replacement, upkeep or operation of the property or assets initially acquired with the proceeds of such Acquisition Indebtedness for a period of three (3) years following the initial Incurrence of such Acquisition Indebtedness; provided, further, that the Company shall, and shall cause its Subsidiaries to, comply with Section 8(a)(xvi) herein;

(vii)          make, declare or permit any Restricted Payment, other than Permitted Payments;

(viii)          make or hold, or cause or permit any Subsidiary to make or hold, any Investment that is not a Permitted Investment;

(ix)          consummate, or cause or permit any Subsidiary to consummate, any Asset Sale that is not a Permitted Asset Sale;

(x)          (A) take any action, including forming a Subsidiary, or effect any recapitalization or reorganization, that results in any Person owning or holding any Equity Interests in any Person that is (X) an Issue Date Parent Company or (Y) a New Business Parent, in each case, other than (1) the Company or (2) any other Wholly-Owned Subsidiary that may be formed after the Subscription Agreement Date that shall be subject to the passivity covenant set forth in Section 8(a)(xii) hereof (any such Wholly-Owned Subsidiary that holds Equity Interests in an Issue Date Parent Company or a New Business Parent (but excluding the Issue Date Parent Companies, the New Business Parents and any Subsidiary of any Issue Date Parent Company or New Business Parent), an “Intermediate Holding Company”), or (B) fail to, directly or indirectly, own and control, beneficially and of record, all of the issued and outstanding Equity Interests of the Issue Date Parent Companies and the New Business Parents, in each case with respect to clause (A) and (B) above, other than (i) the Equity Interests of Delaware River Partners Holdco LLC held by third parties as of the Subscription Agreement Date and (ii) Equity Interests of any Issue Date Parent Company and New Business Parent held by any Person to the extent issued pursuant to clause (a) of the definition of Permitted Subsidiary Equity Issuance (the holders excluded pursuant to clauses (i) and (ii) of this Section 8(a)(x), together with any permitted transferees of holders excluded pursuant to clause (i) above or any transferees that are family members of, or trusts or other investment vehicles established for estate planning purposes by, holders excluded pursuant to clause (ii) above, collectively, the “Excluded Holders”);

(xi)          with respect to the Company and each Intermediate Holding Company, Incur, directly or indirectly, any Indebtedness other than (v) Acquisition Indebtedness; (w) Indebtedness in an aggregate outstanding principal amount not to exceed (i) $200,000,000, minus (ii) the sum of (A) the amount of any Indebtedness Incurred pursuant to Section (8)(a)(xiii)(y) and (B) if applicable, any Indebtedness in excess of $450,000,000 Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) or any Permitted Refinancing Indebtedness in respect thereof, (x) any Indebtedness in respect of the Series A Preferred Stock, (y) Indebtedness in an aggregate outstanding principal amount not to exceed the Company Debt Cap at any time Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) or any Permitted Refinancing Indebtedness in respect thereof and (z) at any time the LTM Unlevered Free Cash Flow Condition is satisfied, other Indebtedness that is not prohibited by the Senior Debt Agreement; provided, that the Company shall, and shall cause each Intermediate Holding Company to, comply with Section 8(a)(vi) herein;

(xii)          with respect to the Company and each Intermediate Holding Company, engage in any business activity or own any material assets other than (A) holding the Equity Interests of an Intermediate Holding Company, an Issue Date Parent Company or a New Business Parent, as applicable, and taking holding company actions incidental thereto, (B) performing its obligations under the Certificate of Incorporation, Bylaws, this Certificate of Designations, the IRA and any other customary stockholders’ agreements that may be entered into from time to time (to the extent the terms thereof would not otherwise be prohibited by this Certificate of Designations), (C) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any Equity Interests, to the extent permitted under Section 8(a)(vii)), (D) filing tax reports and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (E) preparing reports to Governmental Authorities and to its equityholders, (F) holding director, manager and equityholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law, (G) holding cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends, or received in connection with Indebtedness, in each case from any of its Subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interests of, or the Incurrence of Indebtedness by, the Company pending the application thereof, (H) providing indemnification for its officers, directors, members of management, employees, advisors or consultants, (I) participating in tax, accounting and other administrative matters, (J) complying with applicable Requirements of Law (including with respect to the maintenance of its existence), (K) providing guarantees of Permitted Indebtedness and pledging of the Equity Interests of any Subsidiary, to the extent such pledge is a Permitted Lien, (L) making cash capital contributions or intercompany loans to any of its Subsidiaries (to the extent not otherwise prohibited by this Certificate of Designations), (M) entering into routine administrative agreements, including, but not limited to, engagement agreements and non-disclosure and confidentiality agreements, in the ordinary course of business, and (N) any other activities incidental to any of the foregoing including, but not limited to, maintaining banking or other accounts;

(xiii)          cause or permit Transtar to Incur, directly or indirectly, any Indebtedness other than (x) guarantees of Indebtedness of the Company or any Intermediate Holding Company permitted pursuant to Section 8(a)(xi)(y), (y) Indebtedness in an aggregate outstanding principal amount not to exceed $50,000,000 and (z) at any time the LTM Unlevered Free Cash Flow Condition is satisfied, other Indebtedness that is not prohibited by the Senior Debt Agreement; provided, that the Company shall cause Transtar to comply with Section 8(a)(vi) and Section 8(a)(xvi) herein;

(xiv)          permit any Person (other than any stockholder of the Company that is not a Subsidiary) that owns, directly or indirectly, any Capital Stock of any Person that constitutes a part of Transtar to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance on the ability of the Company or any such Person that constitutes a part of Transtar to (1) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (2) pay any Indebtedness owed to the Company or any Subsidiary of the Company or (3) transfer any asset or property to the Company or any Subsidiary of the Company; provided, that the foregoing restriction shall not apply to Permitted Dividend and Payment Restrictions;

(xv)          (A) fail to deliver to the Holders a reasonably detailed calculation of LTM Unlevered Free Cash Flow for the applicable Test Period within (x) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and (y) 90 days after the end of each fiscal year of the Company, (B) before providing the calculation required by subclause (A) of this Section 8(a)(xv), take any action for which the calculation of LTM Unlevered Free Cash Flow is required by any relevant provision of this Certificate of Designations, or (C) fail to comply with the Company’s obligations in Section 13;

(xvi)          other than with respect to any Permitted Inter-Silo Transactions, permit (a) a member of any Silo (X) to be an obligor in respect of any Indebtedness in respect of which any member of a different Silo is an obligor or (Y) to provide a Guarantee with respect to any Indebtedness or other obligation of a member of a different Silo (provided, that members of different Silos shall be permitted to provide a Guarantee in respect of (i) Indebtedness Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) and any Permitted Refinancing Indebtedness in respect thereof, to the extent required pursuant to the terms of the Senior Debt Agreement and (ii) Indebtedness Incurred pursuant to Section 8(a)(xi)(w)); (b) a member of any Silo to make or hold any Investment in a member of a different Silo; (c) a member of any Silo to sell, convey, transfer, or otherwise dispose of property or assets to any member of a different Silo; (d) any member of a Silo to enter into or suffer to exist any transaction with any member of another Silo (an “Inter-Silo Transaction”) except to the extent such transaction would be permitted as an Affiliate Transaction by such first member with an Affiliate under Section 8(a)(iii) herein, treating only Permitted Inter-Silo Transactions as Permitted Affiliate Transactions for this purpose; (e) a member of any Silo to make a Restricted Payment if the proceeds of such Restricted Payment are ultimately used, whether directly or indirectly (including by way of a subsequent Investment), to fund any member of a different Silo; (f) the members of more than one Silo to have the same direct or indirect parent, unless such parent is the Company or an Intermediate Holding Company; or (g) the members of any Silo to operate any business other than the business operated by such Silo on the Subscription Agreement Date or date on which such Silo is acquired or created by the Company and its Subsidiaries, as applicable, and any business that is a natural outgrowth or a reasonable extension, development or expansion of such business.

(xvii)          consummate any Change of Control, or cause or permit any Subsidiary to consummate a transaction that would constitute a Change of Control, unless, upon consummation of such Change of Control, the Series A Preferred Stock is actually redeemed in full in cash in accordance with this Certificate of Designations; or

(xviii)          amend, modify, repeal, restate, supplement, terminate or waive, or permit the assignment or subcontract of, or the transfer of any rights or obligations under the Management Agreement, the effect of which would, or would reasonably be expected to, alter (x) the scope of services in any material respect, (y) the compensation, fee payment or other economic terms relating to the Management Agreement, or (z) the scope of matters required to be approved (whether pursuant to consent, agreement or otherwise) by the Independent Directors (as such term is defined in the Management Agreement) pursuant to the Management Agreement, or cause or permit any Subsidiary to do so.

(b)          Subject to the other terms and conditions of this Certificate of Designations (including the terms of a Mandatory Redemption Event), in the event of (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the common Capital Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, securities or other property of another Person, (ii) any reclassification, recapitalization or reorganization of the common Capital Stock (but not the Series A Preferred Stock) into securities of another Person or (iii) the conveyance, sale, lease, assignment, transfer or other disposition of all or substantially all of the Company’s assets or other properties (taken as a whole) (a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to all the other terms hereof, remain outstanding unless redeemed in accordance with this Certificate of Designations in connection with such Reorganization Event; provided, that in no event will the Company enter into or effect any such Reorganization Event if it would materially and adversely affect the rights of the Holders. This provision shall similarly apply to successive Reorganization Events. Notwithstanding anything contained herein to the contrary, if the Company is not the surviving or resulting entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not consummate any such transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for the assumption of the obligations of the Company by the ultimate parent of such surviving or resulting entity in such Reorganization Event in accordance with this provision.

(c)          Any of the actions or omissions of the Company prohibited by this Section 8 (if taken without the prior written consent of the Majority Holders approving such action or omission) shall be ultra vires, null and void ab initio and of no force or effect. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of this Certificate of Designations or through any Mandatory Redemption Event, any Change of Control, any disposition or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations.

9.          Amendments and Waivers.

(a)          Notwithstanding any provision in this Certificate of Designations to the contrary and, unless a greater percentage is required by law, any provision contained herein and any rights, preferences or privileges of the shares of Series A Preferred Stock (and the Holders thereof) granted hereunder (including, but not limited to the covenants included in this Certificate of Designations) may be amended or waived (in each case, including by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock or otherwise) as to all shares of Series A Preferred Stock (and the Holders thereof) upon the affirmative vote or written consent of the Majority Holders; provided, that the Issuer shall not effect any of the following matters without the consent of each Holder that is adversely affected thereby:

(i)          reduce the Dividend Rate or alter the timing or method of payment of any Dividends pursuant to Section 4, except as expressly provided by Section 4;

(ii)          reduce the Stated Value;

(iii)          alter any of the redemption provisions set forth in Sections 5 and 6 (or any terms applicable to such sections), other than with respect to notice periods and other immaterial provisions; or

(iv)          amend or waive the provisions of this Section 9.

(b)          Notwithstanding the forgoing, the Issuer may amend, alter, supplement, or change any terms in this Certificate of Designations without the affirmative vote or written consent of the Holders for the following purposes:

(i)          to waive any of the Issuer’s rights with respect thereto; or

(ii)          to file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the DGCL.

10.          Cancellation; No Conversion Rights. No shares of Series A Preferred Stock acquired by the Issuer by reason of redemption, purchase or otherwise shall be reissued or held in treasury for reissuance, and the Issuer shall take all necessary action to cause such shares of Series A Preferred Stock immediately to be canceled, retired and eliminated from the shares of Series A Preferred Stock which the Issuer shall be authorized to issue. The Holders have no rights to convert any Series A Preferred Stock into any other Equity Interests of the Issuer.

11.          Rights and Remedies of Holders.

(a)          The various provisions set forth under this Certificate of Designations are for the benefit of the Holders and, subject to the terms and conditions hereof and applicable law, will be enforceable by them, including by one or more actions for specific performance.

(b)          Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

12.          Notices. Unless otherwise provided in this Certificate of Designations or by applicable law, all notices, requests, demands, and other communications shall be in writing and shall be personally delivered, delivered by email or courier service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Company, in the case of communications to a stockholder, and to the registered office of the Company in the State of Delaware with a copy to the chief executive offices of the Company at 1345 Avenue of the Americas, New York, New York 10105, attention: Joseph P. Adams, Jr. and Ken Nicholson (jadams@fortress.com and knicholson@fortress.com), for all communications to the Company. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by email (if receipt is confirmed at the time of such transmission by telephone or electronically), or on the third (3rd) day following the date of mailing, if mailed in accordance with this Section 12, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this this Section 12 shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this this Section 12 by giving written notice of such change to the Company in the manner herein above provided. Whenever any notice is required to be given by law or by this Certificate of Designations, a written waiver thereof, signed by the Person (or its authorized representative) entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

13.          LTM Unlevered Free Cash Flow Condition.  Following the delivery of the calculation required pursuant to Section 8(a)(xiv) for the Test Period in which the LTM Unlevered Free Cash Flow Condition has been satisfied (or in which the Company believes the LTM Unlevered Free Cash Flow Condition has been satisfied) (the “UFCF Calculation”), the Holders shall have fifteen (15) days from the date on which the UFCF Calculation is received to review the UFCF Calculation (the “Review Period”).  During the Review Period and until such time as the determination as to whether the LTM Unlevered Free Cash Flow Condition has been satisfied in accordance with this Section 13, the Company shall provide the Holders with prompt access to all information reasonably requested by any Holder relating to its review of the UFCF Calculation.  If the Majority Holders disagree in good faith with any or all of the calculations set forth in the UFCF Calculation in a manner that would, if correct, cause the LTM Unlevered Free Cash Flow Condition to not be satisfied, the Majority Holders shall deliver to the Company within the Review Period a written notice of dispute (a “Dispute Notice”) which shall set forth, in reasonable detail, the basis for such dispute.  Upon delivery of any Dispute Notice, the Majority Holders and the Company shall use reasonable and good faith efforts to resolve any calculation raised in the Dispute Notice prior to thirty (30) days following receipt by the Holders of the UFCF Calculation.  If the Company and the Majority Holders do not agree to a final resolution with respect to the UFCF Calculation prior to thirty (30) days following receipt by the Holders of the UFCF Calculation, then the UFCF Calculation shall be submitted promptly thereafter for resolution to an independent internationally recognized accounting firm mutually selected by the Company and the Majority Holders acting reasonably (any such firm, as the case may be, the “Accountant”), with the fees and expenses of the Accountant to be paid by the Company.  The Company and the Majority Holders shall direct the Accountant to, as promptly as practicable and in no event later than thirty (30) days following its retention by the Company and the Majority Holders, deliver to the Company and the Holders a written report (the “Final Report”) setting forth its determination as to the UCFC Calculation.  Unless otherwise agreed in writing by the Company and the Majority Holders, the Final Report shall be final and binding on the Company and the Holders, absent manifest error or fraud.  During the Review Period (unless the Majority Holders have confirmed to the Company in writing their agreement that the LTM Unlevered Free Cash Flow Condition has been satisfied) and during the pendency of any such dispute, the Company shall not take any action with respect to which satisfaction of the LTM Unlevered Free Cash Flow Condition is a condition.

14.          Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Designations:

“Acquired Business” means any assets (including Capital Stock), business or Person, in each case, constituting a line of business that is acquired by the Company or any of its Subsidiaries.

“Acquisition Indebtedness” means Indebtedness of the Company or any Subsidiary incurred, issued or assumed in connection with or in anticipation of an acquisition of any assets (including Capital Stock), business or Person, in each case, constituting a line of business and whether in a single transaction or a series of related transactions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding the foregoing, in no event shall (a) the Manager or any of its Affiliates constitute an Affiliate of the Company due to the existence of the Management Agreement; or (b) SoftBank Group Corp. or any of its Affiliates constitute an Affiliate of the Company due to its direct or indirect ownership interest in the Manager or any of the Manager’s Affiliates.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 8(a)(iii).

“Ares” means Ares Management LLC and its affiliated or managed funds and their respective Affiliates.

“Asset Sale” shall have the meaning assigned to such term in the Senior Debt Agreement; provided, that for the avoidance of doubt, such term shall exclude any sale of Equity Interests pursuant to a Permitted Subsidiary Equity Issuance; provided, further, that, with respect to Transtar, transactions of the type described in clauses (e), (f), (j), (l)(i) and (l)(ii)(x) of the definition of “Asset Sale” in the Senior Debt Agreement shall be deemed to constitute Asset Sales.

“Bankruptcy Event” means:

(1)	the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences proceedings to be adjudicated bankrupt or insolvent;

(b)	consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(c)	consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	makes an admission in writing of its inability generally to pay its debts as they become due; or

(2)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Company or any Significant Subsidiary in a proceeding in which it is to be adjudicated bankrupt or insolvent;

(b)
appoints a receiver, liquidator, assignee, trustee or other similar official of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary; or

(c)	orders the liquidation of the Company or any Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

“Bankruptcy Law” means the Title 11 of the United States Code, as amended, and any similar federal, state or foreign law for the relief of debtors.

“Base Preferred Return Amount” means, at any time of determination, an amount of cash that would be required to be paid to the Holders in respect of each share of Series A Preferred Stock such that the Return on Investment with respect to such share of Series A Preferred Stock would be equal to one and one half (1.50).

“Business Day” means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed.

“Bylaws” means the Bylaws of the Company.

“Capital Expenditures” means, with respect to the Company or any Subsidiary for any period, the aggregate of all expenditures of the Company or such Subsidiary during such period that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid or terminated by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	pounds sterling;

(3)

(a)	euros, or any national currency of any participating member state in the European Union;

(b)	Canadian dollars;

(c)	Australian dollars; or

(d)	in the case of any foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(4)
securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(5)
certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(6)
repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)
readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(10)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided, that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Certificate” shall have the meaning assigned to such term in the recitals hereof.

“Certificate of Designations” shall have the meaning assigned to such term in the recitals hereof.

“Certificate of Incorporation” shall have the meaning assigned to such term in the recitals hereof.

“Change of Control” means (a) any (A) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of securities, (B) any merger, consolidation or other business combination directly or indirectly involving the Company, (C) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly, and (D) other transactions, in each case for clauses (A) – (D) which results in a Person or group (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, and (ii) any underwriter in connection with any offering of Capital Stock after the Initial Issue Date), acquiring, holding or otherwise beneficially owning (1) voting stock representing more than 50% of the direct or indirect total voting power of all of the outstanding voting stock of the Company, or (2) the power to elect a majority of the Board of Directors, (b) any direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the assets of the Company, (c) the Company shall fail to beneficially own, directly or indirectly, all of the issued and outstanding Capital Stock of any Person constituting a part of Transtar, other than Capital Stock held by any Persons issued in accordance with clause (a) of the definition of Permitted Subsidiary Equity Issuance (whether prior to or after the Subscription Agreement Date), or (d) any “Change of Control” (or equivalent term or concept) under the Senior Debt Agreement or any agreement governing any Permitted Refinancing Indebtedness in respect thereof. Notwithstanding the foregoing, a “Change of Control” shall not have occurred solely as a result of any change to the Board of Directors contemplated by Section 7(b).

For purposes of this definition, a Person or group shall not be deemed to beneficially own Capital Stock or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock or voting power pursuant to the transactions contemplated by such agreement.

“Change of Control Event” means the occurrence of a Change of Control.

“Common Stock” means any shares of common stock, with a par value of $0.01 per share, of the Company.

“Company” shall have the meaning assigned to such term in the recitals hereof.

“Company Debt Cap” means (a) $500,000,000 minus (b) any principal amounts Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) (or any Permitted Refinancing Indebtedness in respect thereof) that are subsequently permanently repaid, prepaid, redeemed, purchased, defeased or otherwise satisfied (other than in connection with a refinancing, refunding, replacement, renewal or other similar transaction with respect thereto).

“Compounded Dividends” shall have the meaning assigned to such term in Section 4(b).

“Consolidated Total Debt” means, as to the Company and its Subsidiaries at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all third-party debt for borrowed money (including letter of credit drawings that have not been reimbursed within ten (10) business days and the outstanding principal balance of all Indebtedness of the Company and its Subsidiaries represented by notes, bonds and similar instruments), Capitalized Lease Obligations and purchase money Indebtedness (but excluding, for the avoidance of doubt, (a) undrawn letters of credit and (b) Hedging Obligations) and (2) the aggregate amount of all preferred stock of the Company and its Subsidiaries (other than preferred stock of a Subsidiary of the Company held directly or indirectly by the Company or a Subsidiary of the Company) on a consolidated basis, with the amount of such preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case of the Company and its Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of purchase or pushdown accounting in connection with any acquisition, Investment or other similar transaction); provided, that “Consolidated Total Debt” shall be calculated (i) net of all unrestricted cash and Cash Equivalents of the Company and its Subsidiaries at such date of determination (other than cash or Cash Equivalents constituting the proceeds of any Indebtedness Incurred substantially concurrently with the calculation of Consolidated Total Debt) and (ii) to exclude any obligation, liability or Indebtedness of the Company or a Subsidiary if, upon or prior to the maturity thereof, the Company or such Subsidiary has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of Indebtedness) for the payment, redemption or satisfaction of such obligation, liability or Indebtedness, and thereafter such funds and evidences of such obligation, liability or Indebtedness or other security so deposited are not included in the calculation of cash and Cash Equivalents. For purposes hereof, the “maximum fixed repurchase price” of any preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such preferred stock as if such preferred stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Certificate of Designations, and if such price is based upon, or measured by, the fair market value of such preferred stock, such fair market value shall be determined in good faith by the Board of Directors.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Debt Acceleration Event” means the occurrence of any default in the observance or performance of any agreement or condition or any other default event in the Senior Debt Agreement or any other related document or instrument or in any other agreement evidencing any other Indebtedness of (i) the Company or (ii) any of its Subsidiaries with recourse to the Company or Transtar, in each case exceeding $25,000,000 in principal amount, the effect of which is that the holder or beneficiary of any such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) causes at least $25,000,000 of the principal amount of such Indebtedness to become due prior to its scheduled maturity or to become subject to a mandatory offer to purchase by the obligor thereunder (other than an Asset Sale Offer or Change of Control Offer (each as defined in the Senior Debt Agreement)), in each case, after giving effect to any applicable grace periods and any extensions thereof, and without such acceleration having been rescinded, annulled or otherwise cured.

“Deemed Liquidation Event” means, directly or indirectly, in one or more related transactions, (a) a liquidation or dissolution of the Company in accordance with the terms and subject to the conditions set forth in the Certificate of Incorporation, (b) any merger, consolidation, recapitalization, reorganization or sale of the Company, or sale, transfer or issuance of voting securities of the Company or any other transaction or series of related transactions, in each case, in which the holders of voting securities of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction or (c) any sale, transfer or disposition of all or substantially all of the assets of the Company (including by way of a transfer of the equity or assets of the Company’s subsidiaries) to another Person.

“Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, but excluding any items which are classified as Interest Expense in accordance with GAAP, of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“DGCL” shall have the meaning assigned to such term in the recitals hereof.

“Dividend Payment Date” means the last day of each calendar month following the Initial Issue Date (or, if such date is not a Business Day, the immediately succeeding Business Day).

“Dividend Period” means the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date; provided, that the initial Dividend Period shall commence on and include the Initial Issue Date and end on, but not include, the first Dividend Payment Date.

“Dividend Rate” shall have the meaning assigned to such term in Section 4(b).

“Dividends” shall have the meaning assigned to such term in Section 4(b).

“EBITDA” means, with respect to any Person for any period, the Net Income of such Person for such period, plus (without duplication):

(a)
provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Net Income; plus

(b)
Interest Expense of such Person for such period to the extent the same was deducted in calculating such Net Income, including any noncash interest charges calculated in accordance with GAAP; plus

(c)
Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Net Income; plus

(d)
any unrealized net loss (or minus any unrealized gain) resulting from Hedging Obligations; plus

(e)
any other non-cash charges reducing Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; minus

(f)
non-cash items increasing Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; minus

(g)
any gain in excess of $25,000,000 in any Test Period related to the disposition of assets; minus

(h)
any realized gain (or plus any realized loss) in excess of $25,000,000 (or below negative $25,000,000) in any Test Period resulting from Hedging Obligations but excluding for purposes of this clause (h), any realized cash gain or realized cash loss from Hedging Obligations that are settled in the ordinary course of business when due in accordance with the terms of such Hedging Obligations.

“Employee Director” means a member of the Board of Directors who is an employee of the Company or the Manager.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Event of Noncompliance” means any one of the following events:

(a)
failure by the Issuer to redeem all shares of Series A Preferred Stock at the time of a Mandatory Redemption Event for the Mandatory Redemption Price (including if such failure is a result of the Company being prohibited by law from consummating a Mandatory Redemption);

(b)
commencing after the second (2nd) anniversary of the Initial Issue Date, failure by the Company for any reason (including because payment of any Dividend is prohibited by law) to pay Dividends in full in cash for any twelve (12) Dividend Periods (whether or not consecutive);

(c)	any shares of Series A Preferred Stock remain issued and outstanding on the eighth (8th) anniversary of the Initial Issue Date;

(d)	at any time on or after December 31, 2022, the Board of Directors is not comprised of a majority of Independent Directors;

(e)	any action or purported action of the Company in violation of the Company’s obligations, covenants or agreements contained in Section 8;

(f)	any breach of any material term of this Certificate of Designations (other than an event referred to in clause (a), (b) or (e) above);

(g)	a Debt Acceleration Event;

(h)	a Bankruptcy Event;

(i)	any breach by the Company of Section 4.6 of the IRA; and

(j)
failure by the Issuer to pay dividends in cash (i) prior to December 31, 2022, in an amount at least equal to (x) one sixth (1/6) of the aggregate Redemption Premium (as defined in the Subscription Agreements) with respect to all Preferred Shares issued pursuant to the Subscription Agreements multiplied by (y) 30% divided by (z) 70% and (ii) prior to December 31, 2023 (excluding any amount paid pursuant to clause (i)), in an amount at least equal to (x) one sixth (1/6) of the aggregate Redemption Premium with respect to all Preferred Shares issued pursuant to the Subscription Agreements multiplied by (y) 30% divided by (z) 70%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Holders” shall have the meaning assigned to such term in Section 8(a)(x).

“Executive Officer” means, with respect to the Company and solely for purposes of this Certificate of Designations, (a) the chief executive officer, president, chief financial officer, chief accounting officer, general counsel and secretary of the Company or, if such position is vacant at any time, then any individuals acting in a similar capacity for the Company, and (b) the executive chair, if any.

“fair market value” means with respect to any investment, asset, property or liability, the value of the consideration obtainable in a sale of such investment, asset, property or liability at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, investment, property or liability as determined in good faith by the Board of Directors.

“FASB” means the Financial Accounting Standards Board.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)	Interest Expense, and

(b)	all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Subscription Agreement Date (except with respect to accounting for capital leases, as to which such principles in effect for the Company on December 31, 2018 shall apply). At any time after the Subscription Agreement Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Holders.

“Governmental Authority” means any federal, state, commonwealth, provincial, municipality, local, county or foreign or other court or governmental agency, authority, instrumentality or regulatory, taxing or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Growth Capital Expenditures” means Capital Expenditures utilized in the development of new properties and/or brands of one or more lines of business of the Company and its Subsidiaries and intended to grow such business, including any capitalized software development costs used to create new features or functionality or improve existing features or functionality.

“Guarantee” means, as to any Person, any obligation of such Person guaranteeing or providing credit support for any Indebtedness or any other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or other obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor (including by means of a “keep-well” or other similar arrangement), (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness or other obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation, (d) otherwise to assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof or (e) to grant a Lien on the property or assets of such Person to secure the payment or performance of such Indebtedness or other obligation, but in each case excluding any endorsement of negotiable instruments for collection in the ordinary course of business, any intercompany shared services arrangements entered into in the ordinary course of business so long as such arrangements do not require any cash contributions or other financial liability other than such cash contributions or financial liability as is proportionate to the services underlying such arrangements (subject to reasonable markup), and any indemnities and limited contingent guarantees arising from “bad act” recourse trigger provisions in connection with Non-Recourse Indebtedness and other customary “non-recourse carveout” guaranties.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a)
currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and

(b)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series A Preferred Stock, as of such date.

“HY Premium Rate” means a rate per annum equal to 4.00% plus the percentage rate of return per annum payable on the Spin Debt Instruments (as defined in the Subscription Agreements), calculated on a yield-to-worst basis at the time of issuance of the Spin Debt Instruments in accordance with the second sentence of this definition. For purposes hereof, the yield-to-worst calculation shall be (a) calculated based on the applicable coupon rate, the length of time to its redemption or maturity as determined by clause (b) of this definition, and the original issue price, taking into account the highest original issue or similar discount or other fees payable to any of the purchasers of the Spin Debt Instruments (excluding, for the avoidance of doubt, any underwriting or similar fees paid to investment banking firms in connection with the issuance of the Spin Debt Instruments), calculated in accordance with accepted financial practice, and (b) determined by computing the lowest possible yield that could be realized under the terms of the Spin Debt Instruments upon either (i) an optional redemption of the Spin Debt Instruments at any time prior to maturity or (ii) the redemption of the Spin Debt Instruments at maturity. For the avoidance of doubt and illustrative purposes only, if the Spin Debt Instruments were issued at 100% of par, carried an annual coupon of 10.00%, were callable at a 5.00% premium to par after two years (declining to par in year five), and matured in five years, then the rate of return calculated on a yield-to-worst basis would be 10.00% and the HY Premium Rate would be 14.00%. If the Spin Debt Instruments were issued to two purchasers, one at 100% of par, the other at 98% of par, carried an annual coupon of 10.00%, were callable at a 5.00% premium to par after two years (declining to par in year five), and matured in five years, then the rate of return calculated on a yield-to-worst basis would be 10.53% and the HY Premium Rate would be 14.53%.7

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Incur” means issue, assume, guarantee, incur, suffer to exist or otherwise become liable for; provided, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(c)
representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is no longer contingent and (iii) any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d)	representing any Hedging Obligations;

7 NTD: Initial Base Dividend Rate may be inserted prior to filing the CoD with the DE SoS if agreed prior to closing.

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)
to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided, that the amount of Indebtedness of any Person for purposes of this clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) solely in the case of Non-Recourse Indebtedness, the fair market value of the property encumbered thereby as determined by such Person in good faith;

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

(4)
all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease or similar financing in which the asset is considered owned by the Company or any Subsidiary for tax purposes; and

(5)	preferred stock of the Company or any Subsidiary;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include: (1) Contingent Obligations, (2) reimbursement obligations under commercial letters of credit (provided, that unreimbursed amounts under letters of credit shall be counted as Indebtedness on or after three business days after such amount is drawn), (3) intercompany liabilities arising from cash management, tax and accounting operations and (4) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of term) and made in the ordinary course of business.

The amount of Indebtedness of any Person outstanding at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person outstanding at any date shall be determined as set forth above or otherwise provided in the Senior Debt Agreement, and shall equal the amount that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

“Independent Director” means a member of the Board of Directors who (a) qualifies as independent of the Company under the rules of the U.S. Securities and Exchange Commission and the stock exchange on which the Company is listed, (b) qualifies as independent of the Manager, and would be eligible to serve on the audit committee of the Manager, as though the Manager were subject to the rules of the U.S. Securities and Exchange Commission and the stock exchange on which the Company is listed, (c) for so long as SoftBank Group Corp. or its Affiliates, directly or indirectly, hold or control at least 10% of the economic rights of the Manager, qualifies as independent of SoftBank Group Corp., and would be eligible to serve on the audit committee of SoftBank Group Corp., as though SoftBank Group Corp. were subject to the rules of the U.S. Securities and Exchange Commission and the stock exchange on which the Company is listed and (d) is not a Person described in the definition of the “Manager Group”, any other manager or sub-manager of the Company or any of its Subsidiaries, or any other Person performing similar duties or functions.

“Initial Issue Date” means [●], 2022.

“Inter-Silo Transaction” shall have the meaning assigned to such term in Section 8(a)(xvi).

“Intermediate Holding Company” shall have the meaning assigned to such term in Section 8(a)(x).

“Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)
interest expense of such Person for such period, to the extent such expense was deducted in computing Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Accounting Standard Codification Topic 815, “Accounting for Derivative Instruments and Hedging Activities”), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Initial Issue Date of Hedging Obligations, (ii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of other financing fees (including any expense resulting from bridge, commitment and other financing fees), (iii) amortization of fair value debt discounts and (iv) any expense resulting from the application of debt modification accounting or, if applicable, purchase accounting in connection with any acquisition), and

(b)	capitalized interest of such Person for such period, whether paid or accrued, less

(c)	interest income for such period.

“Investment” means, with respect to any Person, all investments by such Person in other Persons in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

“IRA” means the Investors’ Rights Agreement, dated as of [●], by and between [●].

“Issue Date Parent Company” means any Person that is, as of the Initial Issue Date or the Subscription Agreement Date, a direct Subsidiary of the Company.

“Junior Preferred Stock” means preferred stock of the Company ranking junior to the Series A Preferred Stock with respect to payment of dividends, distribution of assets or any other liquidation, winding up, dissolution, dividend or redemption rights;

“Junior Stock” means Common Stock, any other Preferred Stock and any other Equity Interest of the Company (other than the Series A Preferred Stock).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Lead Purchasers” means, collectively, any Affiliate of Ares that is a Holder.

“Liquidation Value” means, as of the relevant time and with respect to each share of Series A Preferred Stock, the sum of (a) the Stated Value of such share as of such date, plus (b) any declared but unpaid Dividends on such share for the most recent Dividend Period as of such date (to the extent not part of the Stated Value of such Share as of such date), plus (c) the amount of accumulated and unpaid Dividends on such share from the last Dividend Payment Date to, but not including, such date (to the extent not part of the Stated Value of such share as of such date).

“LTM Unlevered Free Cash Flow” means, as of any date of determination, the sum (without duplication) of the Unlevered Free Cash Flow of the Company and each Subsidiary of the Company as of the Subscription Agreement Date (for the avoidance of doubt, excluding the impact of any Investment (other than any Capital Expenditure made by and for the benefit of a Subsidiary of the Company as of the Subscription Agreement Date) consummated after the Subscription Agreement Date) for the applicable Test Period; an example calculation is attached as Schedule B to the Subscription Agreements.

“LTM Unlevered Free Cash Flow Condition” means, as of any time, that the LTM Unlevered Free Cash Flow of the Company and its applicable Subsidiaries at such time is equal to or greater than $225,000,000.

“Maintenance Capital Expenditures” means Capital Expenditures that are not Growth Capital Expenditures.

“Majority Holders” means, as of any date of determination, the Holders holding a majority of the then outstanding shares of Series A Preferred Stock (which must include the Lead Purchasers for so long as they collectively hold at least 50.1% of the shares of Series A Preferred Stock held by them as of the Initial Issue Date).

“Management Agreement” means that certain Management Agreement, dated as of [●], 2022, by and between the Company and FIG LLC, as may be amended, modified or replaced from time to time in accordance with this Certificate of Designations and the terms of such agreement (except as otherwise set forth in this Certificate of Designations).

“Manager” means Fortress Investment Group LLC (together with any submanager, subadvisor or Person performing similar functions for the benefit of the Company).

“Manager Group” means (a) the Manager and any of its directors, officers or employees; (b) (i)any Affiliate of the Manager and any director or officer of such Affiliate and (ii) any director, officer or employee of a Subsidiary of the Manager (provided that this clause (b)(ii) shall not include any portfolio companies of any investment funds directly or indirectly managed by the Manager or an Affiliate of the Manager or any Subsidiaries of any such portfolio companies); and (c) for so long as SoftBank Group Corp. or its Affiliates, directly or indirectly, hold or control at least 10% of the economic rights of the Manager, SoftBank Group Corp., and any of its executive officers or directors; provided, that the identities of such Persons in this clause (c) can be reasonably determined based on information that is generally available to the public. Notwithstanding the foregoing, the “Manager Group” shall (i) include, as of the applicable time of determination, any portfolio companies of any investment funds directly or indirectly managed by the Manager or an Affiliate of the Manager, and any Subsidiaries of any such portfolio companies and any of the respective directors or officers of such portfolio companies and their respective Subsidiaries; provided, that, in each case of this clause (i), the identities of such individuals are known to the Executive Officers or Employee Directors of the Company, and (ii) those persons excluded from, or included in, such definition as set forth on Schedule J to the Subscription Agreements.

“Mandatory Redemption” shall have the meaning assigned to such term in Section 6(a).

“Mandatory Redemption Event” shall have the meaning assigned to such term in Section 6(a).

“Mandatory Redemption Notice” shall have the meaning assigned to such term in Section 6(c)(i).

“Mandatory Redemption Price” shall have the meaning assigned to such term in Section 6(b).

“Mandatory Redemption Time” shall have the meaning assigned to such term in Section 6(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that (a) any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded, (b) any net after-tax effect of non-cash compensation expense recorded from grants of stock appreciation rights, stock options or other rights to officers, directors or employees shall be excluded and (c) any impairment charges or asset write-offs or write-downs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded.

“New Business” means a business unit acquired or created by the Company and its Subsidiaries after the Subscription Agreement Date.

“New Business Parent” means, with respect to any New Business, the Subsidiary that holds, directly or indirectly, such New Business and is a direct Subsidiary of the Company or an Intermediate Holding Company.

“Non-Recourse Indebtedness” means with respect to any Person, Indebtedness of such Person and any refinancing Indebtedness thereof for which the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness.

“Optional Redemption” shall have the meaning assigned to such term in Section 5(a).

“Optional Redemption Date” shall have the meaning assigned to such term in Section 5(c).

“Optional Redemption Notice” shall have the meaning assigned to such term in Section 5(c).

“Optional Redemption Price” shall have the meaning assigned to such term in Section 5(b).

“Percy” means Percy Acquisition LLC, a Delaware limited liability company.

“Permitted Affiliate Transaction” means any of the following: (a) the Management Agreement and payments (including the issuance of equity) required to be made pursuant to the Management Agreement (as in effect on the Initial Issue Date); (b) any Affiliate Transaction pursuant to the terms of any agreement or other arrangement in effect as of the Subscription Agreement Date or contemplated as of the Subscription Agreement Date to be entered into and set forth on Schedule D to the Subscription Agreements, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable in any material respect to the Company or its Subsidiaries than the agreement in effect on the Subscription Agreement Date; provided, that if such amendment relates to any arrangement or agreement with a value in excess of $3,000,000, then such amendment shall be approved by a majority of the disinterested Independent Directors); (c) the payment or issuance, as applicable, of customary fees and out-of-pocket costs and compensation (including salaries, bonuses and Equity Interests (provided, that such Equity Interests shall be issued in accordance with clause (a) of the definition of Permitted Subsidiary Equity Issuance )) paid to, and reimbursement of expenses and indemnities provided on behalf of, officers, directors or employees of the Company or any Subsidiary that are not Persons described in the definition of the Manager Group (unless pursuant to part (a) hereof); and (d) an agreement or arrangement with any Person acquired (by merger or otherwise) by the Company or any Subsidiary of the Company to the extent (i) such agreement or arrangement was existing at the time of such merger, acquisition or other purchase and not entered into in contemplation of, or in connection with, such merger, acquisition or other purchase, (ii) such merger, acquisition or other purchase of such Person is otherwise permitted under this Certificate of Designations (including without limitation Section 8(a)(iii)), (iii) such agreement or arrangement is otherwise permitted under this Certificate of Designations and (iv) such merger, acquisition or other purchase does not violate, conflict or give rise to any additional rights or liabilities under such agreement or arrangement.

“Permitted Asset Sale” means:

(1)
any Asset Sale by a Subsidiary (other than Transtar or an Intermediate Holding Company) not prohibited pursuant to the Senior Debt Agreement (subject to any requirement in the Senior Debt Agreement or any agreement evidencing any Permitted Refinancing Indebtedness in respect thereof to apply the proceeds of such Asset Sale to offer to purchase or redeem Indebtedness or to reinvest such proceeds); and

(2)	with respect to Transtar, any Asset Sale to any Subsidiary of Percy.

“Permitted Dividend and Payment Restrictions” means restrictions of the type described in clauses (1) through (3) of Section 8(a)(xiv) by reason of:

(1)	contractual encumbrances or restrictions in effect on the Subscription Agreement Date and set forth on Schedule E to the Subscription Agreements;

(2)	the Senior Debt Agreement;

(3)	applicable law or any applicable rule, regulation or order;

(4)
any agreement or other instrument of a Person acquired by the Company or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person so acquired and its Subsidiaries, other than the Person and its Subsidiaries, or the property or assets of the Person, so acquired;

(5)
contracts for the sale of assets or the sale of a Subsidiary, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(6)	restrictions on cash (or Cash Equivalents) or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(8)	customary provisions in any agreement entered into in connection with a Permitted Subsidiary Equity Issuance;

(9)	customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(10)	customary provisions contained in licenses or sub-licenses of intellectual property and software or other general intangibles entered into in the ordinary course of business;

(11)
restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any Subsidiary is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance solely of the property or assets of the Company or such Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Subsidiary or the assets or property of another Subsidiary;

(12)
any such encumbrance or restriction pursuant to an agreement governing Indebtedness permitted to be Incurred pursuant to this Certificate of Designations that the Company determines in good faith, at the time of such financing, will not impair (x) the Company’s or any Subsidiary’s ability to make payments required by the agreements governing any Indebtedness of the Company or any Subsidiary or (y) the Company’s ability to make payments required by this Certificate of Designations;

(13)
restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Financing;

(14)	restrictions set forth in this Certificate of Designations; and

(15)
any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of the Company, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

“Permitted Follow-On Indebtedness” means Indebtedness of a Subsidiary Incurred to finance the improvement, expansion, installation, repair, replacement, upkeep or operation of any property or assets acquired by such Subsidiary or any other Subsidiary in the same Silo as such Subsidiary as part of an Acquired Business; provided, that the aggregate principal amount of such newly Incurred Indebtedness shall not exceed 65% of the cost of such improvement, expansion, installation, repair, replacement or operation.

“Permitted Indebtedness” means (a) other than with respect to any Indebtedness in respect of which Transtar, the Company or any Intermediate Holding Company is an obligor, any Indebtedness that is not prohibited by the Senior Debt Agreement, (b) Indebtedness permitted to be Incurred pursuant to Section 8(a)(xi) and (c) Indebtedness permitted to be Incurred pursuant to Section 8(a)(xiii).

“Permitted Inter-Silo Transaction” means (a) any Inter-Silo Transaction pursuant to the terms of any agreement or other arrangement in effect as of the Subscription Agreement Date or contemplated as of the Subscription Agreement Date to be entered into and set forth on Schedule F to the Subscription Agreements, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable in any material respect to the members of any Silo than the agreement in effect on the Subscription Agreement Date; provided, that if any amendment relates to any arrangement or agreement with a value in excess of $3,000,000, then such amendment shall be approved by a majority of the disinterested Independent Directors); (b) a sale, conveyance, transfer or other disposition of property or assets by a member of one Silo (other than any Silo holding the projects known as “Jefferson”, “Repauno”, “Transtar” or “Long Ridge”) to a member of a different Silo (other than any Silo holding the projects known as “Jefferson”, “Repauno”, “Transtar” or “Long Ridge”); provided, that the aggregate fair market value (determined at the time of such sale, conveyance, transfer or other disposition) of all property or assets sold, conveyed, transferred or otherwise disposed of in reliance on this clause (b) during any 12-month period shall not exceed $10,000,000; provided, that Section 8(a)(xvi)(d) shall also apply to each such transaction; (c) Restricted Payments of up to $25,000,000, in the aggregate, by members of one or more Silos, the proceeds of which may be used, directly or indirectly (including by way of subsequent Investment), to fund one or more members of a different Silo; and (d) the ownership of the Equity Interests of FYX Holdco LLC by members of different Silos as of the Subscription Agreement Date and, after the Subscription Agreement Date, any transaction or series of related transactions pursuant to which the Equity Interests of FYX Holdco LLC are transferred or otherwise consolidated into a single Silo.

“Permitted Investment” means any Investment not prohibited by the Senior Debt Agreement; provided, that such Investment shall be made for fair market value.

“Permitted Liens” means (a) other than with respect to the Company, any Intermediate Holding Company and any direct or indirect Lien on the assets of or Equity Interests in Transtar, any Lien not prohibited by the Senior Debt Agreement, (b) with respect to any Lien on the assets of or Equity Interests in Transtar (other than Liens securing Indebtedness permitted to be Incurred pursuant to Section 8(a)(xi), Section 8(a)(xiii)(x) and Section 8(a)(xiii)(y)), at any time the LTM Unlevered Free Cash Flow Condition is satisfied, Liens not prohibited by the Senior Debt Agreement, (c) Liens securing Indebtedness permitted to be Incurred pursuant to Section 8(a)(xi), Section 8(a)(xiii)(x) and Section 8(a)(xiii)(y) and (d) Liens not securing Indebtedness for borrowed money permitted pursuant to clauses (1), (2), (3), (4), (5), (11), (12), (13), (14), (16), (21), (22), (23), (24), (25), (26), (27), (28), (31), (32) and (33) of the definition of Permitted Liens in the Senior Debt Agreement.

“Permitted Payment” means (a) (i) if, as of the applicable date of determination, the LTM Unlevered Free Cash Flow Condition is not then satisfied, cash dividends payable to the holders of Common Stock equal to $0.14 per share of Common Stock per annum (which amount per share shall be subject to equitable adjustment for stock splits, reverse stock splits, stock dividends and other similar events); or (ii) if, as of the applicable date of determination, the LTM Unlevered Free Cash Flow Condition is satisfied, any cash dividends payable to the holders of Common Stock; (b) any Restricted Payment made to the Company or any Wholly-Owned Subsidiary; (c) any Restricted Payment by a Subsidiary that is not a Wholly-Owned Subsidiary that is not prohibited by the Senior Debt Agreement so long as the Company or its Subsidiary which owns the Equity Interests in such non-Wholly-Owned Subsidiary making such Restricted Payment receives at least its proportional share thereof (based upon its relative holding of the Equity Interests in such non-Wholly-Owned Subsidiary and taking into account the relative preferences, if any, of the various classes of Equity Interests of such non-Wholly-Owned Subsidiary); (d) any Optional Redemption, Mandatory Redemption, Dividend or any other payments with respect to the shares of Series A Preferred Stock in accordance with this Certificate of Designations; and (e) any Restricted Payment in cash made as part of, or which is reasonably necessary or appropriate (as determined by the Company in good faith) to effectuate, the Spin-Off (as defined in the Subscription Agreements) made substantially concurrently with the closing of the Spin-Off and consistent in all material respects with the Form 10 (as defined in the Subscription Agreements).

“Permitted Refinancing Indebtedness” means Indebtedness Incurred to refinance, replace, modify, refund, renew, defease or extend any other Indebtedness (“Refinanced Indebtedness”); provided, that any such refinancing, replacement, modification, refunding, renewal or extension must comply with the following conditions:

(a)          there is no increase in the principal amount (or accreted value) thereof (except by an amount equal to accrued interest, fees, discounts, redemption and tender premiums, penalties and expenses);

(b)          the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Refinanced Indebtedness and such Indebtedness shall not have a final maturity earlier than the maturity date of the Refinanced Indebtedness;

(c)          immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Noncompliance shall be continuing;

(d)          neither the Company nor any Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or would have been required to be) such an obligor or guarantor in respect of the Refinanced Indebtedness and the obligation or guarantee would be permitted pursuant to this Certificate of Designations; and

(e)          any Liens securing such Permitted Refinancing Indebtedness shall be limited to the assets or property that secured the Refinanced Indebtedness or that would have been required to secure the Refinanced Indebtedness; provided, that Liens in respect of assets or property granted as a result of the operation of after-acquired property clauses shall be permitted to the extent any such assets or property secured (or would have secured) the Refinanced Indebtedness.

“Permitted Subsidiary Equity Issuance” means (a) the issuance of any Equity Interests of any Subsidiary of the Company (other than an Intermediate Holding Company) pursuant to and in accordance with any customary incentive compensation plan or arrangement (a “Plan”) for such Subsidiary, provided, that if such Plan is implemented after the Subscription Agreement Date, then (i) such Plan (but, for the avoidance of doubt, not the issuance or award of Equity Interests to Persons pursuant to such Plan) shall be approved in good faith by the Compensation Committee of the Board of Directors of the Company (or, in the event such Plan is approved after the Subscription Agreement Date but prior to the Initial Issue Date, the Compensation Committee of Fortress Transportation and Infrastructure Investors LLC); and (ii) the issuance of such Equity Interests to Persons pursuant to such Plan shall be approved in good faith by the board of directors, managing member, or other governing body of such Subsidiary; provided, further, that, with respect to any Subsidiary, the aggregate amount of Equity Interests issued pursuant hereto shall not exceed ten percent (10%) of the total Equity Interests of such Subsidiary (calculated on a fully-diluted basis); provided, further, that Equity Interests may only be issued by Transtar pursuant to this clause (a) if the aggregate of all Equity Interests in Transtar issued pursuant to this clause (a) does not exceed ten percent (10%) of the equity value of Transtar as a whole; (b) the issuance of Equity Interests in any Subsidiary other than Transtar to a joint venture counterparty that is not an Affiliate of the Company or a member of the Manager Group in exchange for cash or other assets contributed by such joint venture counterparty to such Subsidiary; provided, that (i) the fair market value of Equity Interests so issued shall not exceed the fair market value of the cash or other assets so contributed and (ii) if the fair market value of the aggregate consideration received in connection with such issuance exceeds $25,000,000, such issuance shall have been approved by a majority of the disinterested Independent Directors prior to the consummation of such issuance; (c) the issuance of Equity Interests in a non-Wholly-Owned Subsidiary of the Company (for the avoidance of doubt, other than Transtar) in existence on the Subscription Agreement Date; provided, that for Equity Interests issued after the Subscription Agreement Date (i) the fair market value of Equity Interests so issued shall not exceed the fair market value of the cash or other assets so contributed and (ii) if the fair market value of the aggregate consideration received in connection with such issuance exceeds $25,000,000, such issuance shall have been approved by a majority of the disinterested Independent Directors prior to the consummation of such issuance; and (d) directors’ qualifying shares or similar Equity Issuances to the extent necessary to comply with applicable Law.

“Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Proportional Consolidated Basis” means, with respect to any specified amount and any specified Persons, the calculation of such amount of such Persons on a consolidated basis in accordance with GAAP; provided, that such amount in respect of any Subsidiary whose economic Equity Interests are not at the time directly or indirectly wholly-owned by the Company shall (without duplication) only be recognized in the calculation of such amount on a Proportional Consolidated Basis to the extent of the Specified Percentage of such amount of such Subsidiary.

“Purchasers” shall have the meaning assigned to such term in the Subscription Agreements.

“Qualified Securitization Financing” shall have the meaning assigned to such term in the Senior Debt Agreement.

“Related Agreements” means this Certificate of Designations, the IRA, and the Subscription Agreements.

“Related Party” means,  (i) any current officer or director of the Company and any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the foregoing individuals, (ii) any Person who is known to the Executive Officers or Employee Directors of the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities and any Subsidiary of any such 5% beneficial owner, and (iii) any current director of any Subsidiary of the Company or any officer with general signatory authority for such Subsidiary.

“Reorganization Event” shall have the meaning assigned to such term in Section 8(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Company or any Subsidiary; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Company or any Subsidiary and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Company or any Subsidiary now or hereafter outstanding.

“Return on Investment” means, with respect to each share of Series A Preferred Stock, an amount equal to the quotient of (a) the aggregate gross amount of cash Dividends actually paid by the Company to the Holder of a share of Series A Preferred Stock in respect of such share of Series A Preferred Stock as of the date of calculation (adjusted as appropriate in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination) divided by (b) the initial Stated Value.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Senior Debt Agreement” means the Indenture, dated [●], by and among [●] and [●], as in effect on the Initial Issue Date.

“Series A Preferred Stock” shall have the meaning assigned to such term in Section 1(a).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Subscription Agreement Date.

“Silo” means (x) collectively, (a) an Issue Date Parent Company, (b) each Subsidiary of such Issue Date Parent Company, (c) each Person (other than the Company, any stockholder of the Company, any Excluded Holder or an Intermediate Holding Company), that holds, directly or indirectly, any Equity Interests of such Issue Date Parent Company, (d) any Person in which any Person described in clause (a), (b) or (c) above holds any Capital Stock, (e) any and all of the assets and properties held by any of the foregoing Persons described in clauses (a), (b) and (c) above (other than assets or property of a Person described in clause (c) above consisting solely of Equity Interests in a Person that does not hold, directly or indirectly, any Equity Interests of such Issue Date Parent Company or any of its Subsidiaries) and (f) any other Person (other than the Company, any stockholder of the Company, any Excluded Holder or an Intermediate Holding Company) directly or indirectly owning or holding any Equity Interests or assets constituting any portion of the applicable Siloed Business or (y) collectively, (a) a New Business Parent, (b) each Subsidiary of such New Business Parent, (c) each Person, (other than the Company, any stockholder of the Company, any Excluded Holder or an Intermediate Holding Company) that holds, directly or indirectly, any Equity Interests of such New Business Parent, (d) any Person in which any Person described in clause (a), (b) or (c) above holds any Capital Stock, (e) any and all of the assets and properties held by any of the foregoing Persons described in clauses (a), (b) and (c) above (other than assets or property of a Person described in clause (c) above consisting solely of Equity Interests in a Person that does not hold, directly or indirectly, any Equity Interests of such New Business Parent or any of its Subsidiaries) and (f) any other Person (other than the Company, any stockholder of the Company, any Excluded Holder or an Intermediate Holding Company) directly or indirectly owning or holding any Equity Interests or assets constituting any portion of the applicable Siloed Business. Notwithstanding the foregoing, Subsidiaries of FTAI Energy Holdings LLC that do not hold any interest, directly or indirectly, in the project known as “Jefferson” shall be deemed to be part of a different Silo than the Silo that holds any interests, direct or indirect, in the project known as “Jefferson”.

“Siloed Business” means (x) with respect to any Issue Date Parent Company, the business operated by such Issue Date Parent Company and its Subsidiaries on the Subscription Agreement Date, as such business may be expanded or developed after the Subscription Agreement Date and (y) with respect to any New Business, the business operated by the applicable New Business Parent and its Subsidiaries on the date such New Business was acquired or created by the Company or an Intermediate Holding Company, as such business may be expanded or developed after such date.

“Specified Percentage” means, with respect to any Subsidiary at any time, the percentage of the economic Equity Interests of such Subsidiary owned, directly or indirectly, by the Company and all Wholly-Owned Subsidiaries.

“Stated Value” means, as of the relevant date and with respect to each share of Series A Preferred Stock, the sum of (a) $1,000 (adjusted as appropriate in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination) plus (b) the aggregate Compounded Dividends with respect to such share as of such date.

“Subscription Agreements” means, collectively, those certain Subscription Agreements, dated as of June 30, 2022 (the “Subscription Agreement Date”) (as amended, restated, supplemented or otherwise modified from time to time), by and among the Purchasers and the Company.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing (i) more than 50% of the equity or (ii) more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) consolidated in the consolidated financial statements of the applicable Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or “Subsidiaries” in this Certificate of Designations shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.

“Test Period” means, with respect to any date of determination, the four fiscal quarters of the Company then most recently ended for which financial statements have been reviewed (or audited, in the case of fiscal year-end financial statements) by the Company’s independent auditors and provided to the Holders.

“Transtar” means, collectively, (a) Percy, (b) each Subsidiary of Percy, (c) each Person, other than the Company or any stockholder of the Company that is not a Subsidiary, that holds, directly or indirectly, any Equity Interests of Percy, (d) any Person in which any Person described in clause (a), (b) or (c) above holds any Capital Stock, (e) any and all of the assets and properties held by any of the foregoing Persons described in clauses (a), (b) and (c) above (other than assets or property of a Person described in clause (c) above consisting solely of Equity Interests in a Person that does not hold, directly or indirectly, any Equity Interests of Percy or any of its Subsidiaries) and (f) any other Person (other than the Company or any stockholder of the Company that is not a Subsidiary) directly or indirectly owning or holding any portion of the Transtar Business.

“Transtar Business” means the business operated by Percy and its Subsidiaries on the Subscription Agreement Date, as such business may be expanded or developed after the Subscription Agreement Date.

“U.S.” means the United States of America.

“Unlevered Free Cash Flow” means, with respect to the Company and any Subsidiary of the Company as of the Subscription Agreement Date for any period:

(a)	EBITDA of the Company and such Subsidiaries, calculated on a Proportional Consolidated Basis; minus

(b)	Fixed Charges and any scheduled and mandatory principal payments during the relevant period of the Company’s Subsidiaries, in each case, calculated on a Proportional Consolidated Basis; minus

(c)	Maintenance Capital Expenditures of the Company and such Subsidiaries, calculated on a Proportional Consolidated Basis; minus

(d)
to the extent not deducted in the calculation of EBITDA, general corporate operating and overhead expenses, management fees, compensation expense and legal, accounting and other professional fees and expenses of the Company and such Subsidiaries paid during such period;

provided, that the impacts of any Investment (for the avoidance of doubt, excluding Capital Expenditures made by and for the benefit of Subsidiaries as of the Subscription Agreement Date) consummated after the Subscription Agreement Date shall be excluded in calculating Unlevered Free Cash Flow.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Subsidiary of the Company that is a Wholly-Owned Subsidiary of the Company.

15.          Interpretation.

(a)          Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b)          The headings are for convenience only and shall not be given effect in interpreting this Certificate of Designations. References herein to any Section or Article shall be to a Section or Article hereof unless otherwise specifically provided.

(c)          References herein to any law shall mean such law, including all rules and regulations promulgated under or implementing such law, as amended from time to time and any successor law unless otherwise specifically provided. Except as otherwise stated in this Certificate of Designations, references in this Certificate of Designations to any contract(s) or written agreement(s) shall mean such contract or written agreement as in effect on the Subscription Agreement Date, regardless of any subsequent replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification thereof or thereto and regardless of whether the Issuer is, remains, was, or has ever been, a party thereto.

(d)          The use of the term “pari passu” with respect to the Series A Preferred Stock, shall mean pari passu by reference to the Liquidation Value of such Series A Preferred Stock at the relevant time.

(e)          The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designations, refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations.

(f)          The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Certificate of Designations.

(g)          The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(h)          The word “will” shall be construed to have the same meaning as the word “shall”. With respect to the determination of any period of time, “from” shall mean “from and including”. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(i)          The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable.

(j)          All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars.

(k)          When the terms of this Certificate of Designations refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor.

(l)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Subscription Agreement Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(m)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect), to value any Indebtedness at “fair value”.

(n)          Although the same or similar subject matters may be addressed in different provisions of this Certificate of Designations, it is intended that each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Certificate of Designations (whether or not more general or more specific in scope, substance or content).

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by a duly authorized officer this [●] day of [●], 2022.

FTAI INFRASTRUCTURE INC.

By:
Name:
Title:

[Signature Page to Series A Preferred Share Designation]